EXHIBIT 99.1

CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—January 24, 2014—Citizens Holding Company (NASDAQ:CIZN) announced today results of operations for the three and twelve months ended December 31, 2013.

Net income for the three months ended December 31, 2013 was $2.122 million, or $0.44 per share-basic and diluted, up from $1.740 million, or $0.34 per share-basic and $0.33 per share-diluted for the same quarter in 2012. Net interest income for the third quarter of 2013, after the provision for loan losses for the quarter, was $6.846 million, approximately 3.0% higher than the same period in 2012, due to a decrease in interest expense. The provision for loan losses for the three months ended December 31, 2013 was $375 thousand compared to $218 thousand for the same period in 2012. The increase in the provision reflects management’s estimate of inherent losses in the loan portfolio including the impact of current local and national economic conditions. The net interest margin decreased to 3.65% in the fourth quarter of 2013 from 3.74% in the same period in 2012 primarily because of the decrease in yields on earning assets was greater than the decline in rates paid on interest bearing deposits.

Non-interest income decreased in the fourth quarter of 2013 by $292 thousand, or 12.6%, while non-interest expenses decreased $570 thousand, or 8.5%, compared to the same period in 2012. The decrease in non-interest income was due primarily to a decrease in other income offset partially by an increase in service charges on deposit accounts and other service charges and fees. Non-interest expenses decreased due to a $286 thousand decrease in other operating expense and a $101 thousand decrease in salaries and benefits and a $183 thousand decrease in occupancy expense. The decrease in other operating expense was due mainly as a result of lower regulatory and related costs.

Net income for the twelve months ended December 31, 2013 increased 5.4% to $7.150 million, or $1.47 per share-basic and diluted, from $6.784 million, or $1.40 per share-basic and $1.39 per-share diluted, for the twelve months ended December 31, 2012. Net interest income for the twelve months ended December 31, 2013, after the provision for loan losses, decreased 4.8% to $25.831 million from $27.133 million for the same period in 2012. Net interest margin for the twelve months ended December 31, 2013, decreased to 3.59% in 2013 from 3.93% in the same period in 2012. The provision for loan losses for the twelve months ended December 31, 2013 was $2.204 million compared to the provision of $1.546 million in 2012. The increase in the provision reflects management’s assessment of inherent losses in the loan portfolio including the impact caused by current local and national economic conditions.

Non-interest income increased by $414 thousand, or 5.6%, and non-interest expense decreased by $1.373, or 5.3%, for the twelve months ended December 31, 2013 when compared to the same period in 2012. The increase in non-interest income was primarily due to an increase in service charges from deposit accounts and other service charges and fees. Non-interest expense decreased primarily due to a decrease in other operating expenses of $654 thousand, salaries and benefits in the amount of $626 thousand and occupancy expenses in the amount of $92 thousand. The decrease in other operating expense was due mainly as a result of lower regulatory and related costs.

Total assets as of December 31, 2013 decreased to $873.069 million, down $7.771 million, or 0.9%, when compared to December 31, 2012. Deposits increased by $12.081 million, or 1.9%, and loans, net of unearned income increased by $23.292 million, or 6.3%, when compared to December 31, 2012. The increase in loans, net of unearned, was due to improving loan demand in excess of repayments of existing loans. Non-performing assets increased by $472 thousand to $19.874 million at December 31, 2013 as compared to December 31, 2012, because of an increase in loans 90 days or more past due and still accruing interest partially offset by decreases in non-accrual loans and other real estate owned.

During 2013, the Company paid dividends totaling $0.88 per share.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia (the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-two banking locations in ten counties in East Central and South Mississippi and has a loan production office in Biloxi, Mississippi. In addition to full service commercial banking, the Bank offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank’s web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions;

(f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area; and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	Three Months Ending December 31,		Twelve Months Ending December 31,
	2013	2012	2013	2012
Interest income and fees	$8,059	$8,210	$32,116	$34,388
Interest expense	838	1,344	4,081	5,709

Net interest income	7,221	6,866	28,035	28,679

Provision for loan losses	375	218	2,204	1,546

Net interest income after provision for loan losses	6,846	6,648	25,831	27,133

Non-interest income	2,023	2,315	7,816	7,402
Non-interest expense	6,173	6,743	24,727	26,100

Net income before taxes	2,696	2,220	8,920	8,435
Income taxes	574	480	1,770	1,651

Net income	$2,122	$1,740	$7,150	$6,784

Earnings per share - basic	$0.44	$0.34	$1.47	$1.40

Earnings per share - diluted	$0.44	$0.33	$1.47	$1.39

Dividends Paid	$0.22	$0.22	$0.88	$0.88

Average shares outstanding-basic	4,870,114	4,861,411	4,868,089	4,856,584

Average shares outstanding-diluted	4,870,293	4,863,577	4,869,593	4,864,844

	As of December 31, 2013	As of December 31, 2012
Period End Balance Sheet Data:
Total assets	$873,069	$880,840
Total earning assets	784,592	802,219
Loans, net of unearned income	392,183	368,891
Allowance for loan losses	8,077	6,954
Total deposits	654,630	642,549
Long-term borrowings	33,626	68,674
Shareholders’ equity	66,266	88,869
Book value per share	13.61	18.28

Period End Average Balance Sheet Data:
Total assets	882,285	842,456
Total earning assets	801,549	766,663
Loans, net of unearned income	371,200	374,286
Total deposits	650,931	592,723
Long-term borrowings	58,192	72,553
Shareholders’ equity	79,458	87,972

Period End Non-performing Assets:
Non-accrual loans	13,592	14,142
Loans 90+ days past due and accruing	2,085	578
Other real estate owned	4,197	4,682

	As of December 31, 2013	As of December 31, 2012
Period End Net charge-offs as a percentage of average net loans	0.29%	0.34%

Period End Performance Ratios:
Return on average assets(1)	0.81%	0.81%
Return on average equity(1)	9.00%	7.71%

Period Ending Net Interest
Margin (tax equivalent)(1)	3.59%	3.93%

(1)	Annualized

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@tcbphila.com